Exhibit 99.4

m+ funds Trust

APPOINTMENT OF SUCCESSOR EVALUATOR

WHEREAS, effective as of the effective date of this appointment, Alaia Capital, LLC has resigned as Evaluator of the Series of m+ funds Trust listed on the attached Schedule A (the “Trust Series”); and

WHEREAS Section 5.05 of the Standard Terms and Conditions of Trust for m+ funds Trust Effective for Unit Investment Trusts Investing in Equity Securities, Debt Securities and/or Derivative Transactions Established On and After February 6, 2020 among Axio Financial LLC (as successor to Cowen and Company, LLC), as Depositor (the “Depositor”), The Bank of New York Mellon, as Trustee, and Alaia Capital, LLC, as Portfolio Consultant, Evaluator and Supervisor (the “Standard Terms”) provides that in the event the Evaluator resigns, the Depositor shall appoint a successor Evaluator; and

WHEREAS Rule 2a-5 under the Investment Company Act of 1940, as amended, provides that only the Depositor or the Trustee is permitted to determine the fair value of the securities and other assets of each Trust Series, and the Depositor wishes to assume the responsibility for evaluations under the Standard Terms;

NOW, THEREFORE, the Depositor hereby appoints itself to act as Evaluator of the Trust and hereby assumes all of the duties, responsibilities and liability of the Evaluator under the Standard Terms and the Series Trust Agreements applicable to the Trust Series, including, without limitation, the responsibility for evaluations under Section 5.01 of the Standard Terms. The Depositor shall receive as compensation for such services the amount specified in the Series Trust Agreement for evaluation services, but in no event more than the amount permitted to be paid the Depositor under Section 26(a)(2)(C) of the Investment Company Act. Such fee shall be prorated for the period the Depositor provides services as Evaluator.

The appointment hereby made shall be effective as of September 8, 2022.

IN WITNESS WHEREOF, Axio Financial LLC, as Depositor, executes this Appointment of Successor Evaluator this 8th day of September, 2022.

AXIO FINANCIAL LLC

By:	/s/ Ian Shainbrown
Name: Ian Shainbrown
Title: Executive Vice President

The undersigned Alaia Capital, LLC acknowledges receipt of a copy of this instrument of appointment.

ALAIA CAPITAL, LLC

By:	/s/ Ian Shainbrown
Name: Ian Shainbrown
Title: Executive Vice President

Schedule A

Series	Inception Date
MPS1-18	3/26/2021
MPS1-19	4/20/2021
MPS1-20	4/30/2021
MPS1-21	7/30/2021
MPS1-22	10/19/2021
MPS1-24	12/17/2021
MPS1-23	3/15/2022
MPS1-25	3/11/2022
MPS1-26	4/1/2022
MPS1-27	6/1/2022
MPS7-7	6/10/2022
MPS1-28	7/15/2022
MPS7-8	8/19/2022